MG SMALLCap Fund - 10f3
Transactions - Q4 1999
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					Security Purchased		Comparison Security		Comparison Security
Issuer				PC Tel				Broadcom Corporation		HI/FN Inc.

Underwriters			Banc of America, Warburg 	n/a					n/a
					Dillon Read, Needham & Co.,
					BancBoston Robertson Stephens,
					DB Alex. Brown, Hambrecht &
					Quist, Lehman Brothers, Dain
					Rauscher Wessels, John G.
					Kinnard,  Pacific Crest
					Securities, Pacific Growth
					Equities, Sandler O'Neil and
					Partners, H.C. Wainright

Years of continuous
operation, including
predecessors			> 3 years				> 3 years				> 3 years

Security 				PCTI					BRCM					HIFN

Is the affiliate a
manager or co-manager
of offering?			no					yes					no

Name of underwriter or
dealer from which
purchased				Montgomery, Warburg, Neeham	n/a					n/a

Firm commitment
underwriting?			yes					yes					yes

Trade date/Date of
Offering				10/22/1999				4/16/1998				10/26/1999

Total dollar amount of
offering sold to QIBs		$-   					$-   					$-

Total dollar amount of
any concurrent public
offering				$78,200,000.00 			$84,000,000 			$66,000,000

Total					$78,200,000.00 			$84,000,000 			$66,000,000

Public offering price		17.00 				24.00					33

Price paid if other than
public offering price		same 					n/a					n/a

Underwriting spread or
commission				$1.19 (7%)				$1.68 (7%)				$1.98 (6%)

Shares purchased			2,800 				n/a					n/a

$ amount of purchase		$47,600.00 				n/a					n/a

% of offering purchased
by fund				0.06087%				n/a					n/a

% of offering purchased
by associated funds*		0.04565%				n/a					n/a

Total					0.10652%				n/a					n/a
* Only former MG funds
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